EXHIBIT 5.1

Gian-Michele a Marca (415) 693-2148 gmamarca@cooley.com

June 11, 2007

Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, NY 10017

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Ad.Venture Partners, Inc. (the “Company”) of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 20,770,336 shares of the Company’s common stock, $.0001 par value per share (the “Shares”) to be issued (i) upon exchange of exchangeable shares of 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of the Company (“Purchaser”), and (ii) upon exercise of stock options issued in exchange for stock options of 180 Connect Inc., a corporation organized under the laws of Canada (“180 Connect”), pursuant to the Arrangement Agreement, dated as of March 13, 2007, among the Company, Purchaser and 180 Connect (the “Arrangement Agreement”).

In connection with this opinion, we have examined the Registration Statement and the related Proxy Statement/Prospectus included therein, your Certificate of Incorporation and Bylaws, each as amended and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Arrangement Agreement, the Registration Statement and the related Proxy Statement/Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

/s/ Gian-Michele a Marca

Gian-Michele a Marca

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